Exhibit 2
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 13, 2003,

Among

BOISE CASCADE CORPORATION,

CHALLIS CORPORATION

and

OFFICEMAX, INC.

Location of Defined Terms in Agreement

Term	Location in Agreement
"Additional Cash Percentage"	§2.01(a)
"Additional Cash Election"	§2.01(b)
"affiliate"	§8.03
"Agreement"	Preamble
"Antitrust Laws"	§5.05(b)
"Cash Election Shares"	§2.01(b)
"Certificate of Merger"	§1.03
"Closing"	§1.02
"Closing Date"	§1.02
"Code"	§3.01(j)
"Company"	Preamble
"Company Benefit Plans"	§3.01(j)
"Company Board Designees"	§1.08(a)
"Company Common Shares"	§2.01(a)
"Company Disclosure Letter"	§3.01(b)
"Company Employee Share Options"	§3.01(c)
"Company Employee Share Plans"	§3.01(c)
"Company Material Adverse Effect"	§3.01(a)
"Company Material Contracts"	§3.01(t)
"Company Option Plans"	§3.01(c)
"Company Rights"	§3.01(c)
"Company Rights Agreement"	§3.01(c)
"Company SEC Documents"	§3.01(e)
"Company Series A Preferred Shares"	§3.01(c)
"Company Series B Preferred Shares"	§3.01(c)
"Company Shareholder Approval"	§3.01(k)
"Company Shareholders Meeting"	§5.01(b)
"Company Significant Subsidiary"	§4.02(a)
"Company Subsidiary"	§3.01(a)
"Company Superior Proposal"	§4.02(b)
"Company Takeover Proposal"	§4.02(a)
"Company Voting Preferred Shares"	§3.01(c)
"Confidentiality Agreement"	§5.04
"Consideration"	§2.01(a)
"Contract"	§3.01(d)
"Converted Cash Election Share"	§2.01(c)
"Converted Stock Election Share"	§2.01(c)
"Dissenters' Shares"	§2.06
"DSP"	§3.01(c)
"Effective Time of the Merger"	§1.03
"Election"	§2.01(b)
"Election Deadline"	§2.04(a)
"Election Form"	§2.01(b)
"Environmental Claim"	§3.01(q)
"Environmental Laws"	§3.01(q)
"Environmental Permits"	§3.01(q)
"ERISA"	§3.01(j)
"ESPP"	§3.01(c)
"Exchange Act"	§3.01(d)
"Exchange Agent"	§2.01(b)

"Exchange Fund"	§2.04(b)
"Exchange Ratio"	§2.01(a)
"Filed Company SEC Documents"	§3.01
"Filed Parent SEC Documents"	§3.02
"Form S-4"	§3.01(f)
"GAAP"	§3.01(e)
"Governmental Entity"	§3.01(d)
"Hazardous Materials"	§3.01(q)
"HSR Act"	§3.01(d)
"Indemnified Party"	§5.09(c)
"Intellectual Property	§3.01(v)
"Joint Proxy Statement"	§3.01(d)
"Knowledge"	§3.01(h)
"Liens"	§3.01(b)
"Losses"	§5.09(c)
"Maximum Premium"	§5.09(b)
"Merger"	Recitals
"MSP"	§3.01(c)
"New Certificates"	§2.04(b)
"No-Election Shares"	§2.01(b)
"NYSE"	§2.01(a)
"OGCL"	§1.01
"Old Certificates"	§2.04(a)
"Options"	§3.01(c)
"Outside Date"	§7.01(b)
"Parent"	Preamble
"Parent Benefit Plans"	§4.01(b)
"Parent Common Stock"	§2.01(a)
"Parent Common Stock Value"	§2.01(a)
"Parent Disclosure Letter"	§3.02(b)
"Parent Employee Stock Options"	§3.02(c)
"Parent Employee Stock Plans"	§3.02(c)
"Parent Material Adverse Effect"	§3.02(a)
"Parent Material Contracts"	§3.02(j)
"Parent Rights"	§3.02(c)
"Parent Rights Agreement"	§3.02(c)
"Parent SEC Documents"	§3.02(e)
"Parent Series D Preferred Stock"	§3.02(c)
"Parent Significant Subsidiary"	§4.03(a)
"Parent Stockholder Approval"	§3.02(m)
"Parent Stockholders Meeting"	§5.01(c)
"Parent Subsidiary"	§3.02(a)
"Parent Superior Proposal"	§4.03(b)
"Parent Takeover Proposal"	§4.03(a)
"Parent Units"	§3.02(c)
"Per Share Cash Consideration"	§2.01(a)
"Per Share Stock Consideration"	§2.01(a)
"Permits"	§3.01(o)
"person"	§8.03
"Registration Rights Agreement"	§5.15
"Release"	§3.01(q)
"Restricted Shares"	§2.04(a)
"SEC"	§3.01(d)

"Securities Act"	§3.01(e)
"Shareholder"	§8.03
"Shelf Registration Statement"	§5.15
"Software"	§3.01(v)
"Stock Election Shares"	§2.01(b)
"Stock Number"	§2.01(b)
"Stock Percentage"	§2.01(b)
"Stock-Selected No-Election Shares"	§2.01(c)
"Sub"	Preamble
"subsidiary"	§8.03
"Surviving Corporation"	§1.01
"Surviving Corporation Common Shares"	§2.01(a)
"Tax Returns"	§3.01(n)
"Taxes"	§3.01(n)
"Termination Fee"	§7.02(a)
"Treasury Shares"	§2.01(a)
Exhibit A—Form of Affiliate Letter

  AGREEMENT AND PLAN OF MERGER dated as of July 13, 2003 (this "Agreement"), among BOISE CASCADE CORPORATION, a Delaware corporation ("Parent"), CHALLIS CORPORATION, an Ohio corporation and a direct wholly owned subsidiary of Parent ("Sub"), and OFFICEMAX, INC., an Ohio corporation (the "Company").

        WHEREAS the respective Boards of Directors of the Company and Sub have approved, and the Board of Directors of Parent has approved and declared advisable, the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS Parent, Sub and the Company and each of their affiliates intends to treat the Merger as a taxable acquisition of Company Common Shares (as defined below); and

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the "OGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the OGCL.

        SECTION 1.02.    Closing.    Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. (Chicago, Illinois time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Chicago, Illinois 60602, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.03.    Effective Time of the Merger.    Upon the Closing, the parties shall file with the Secretary of State of the State of Ohio a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the OGCL and shall make all other filings, recordings or publications required under the OGCL in connection with the Merger. The Merger shall become effective on such date as the Certificate of Merger is duly filed with the Ohio Secretary of State, or on such later date as the parties may agree and specify in the Certificate of Merger (the date the Merger becomes effective being the "Effective Time of the Merger").

        SECTION 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 1701.82 of the OGCL.

        SECTION 1.05.    Articles of Incorporation and Code of Regulations.    (a) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b)   The Code of Regulations of Sub as in effect immediately prior to the Effective Time of the Merger shall be the Code of Regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.06.    Directors of the Surviving Corporation.    The individuals who are the directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the OGCL and the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

        SECTION 1.07.    Officers of the Surviving Corporation.    The individuals who are the officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the OGCL and the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Shares of the Constituent Corporations

        SECTION 2.01.    Merger Consideration.    (a) Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Parent, Sub or any holder of shares of the Company:

            (i)  Subject to Sections 2.01(b) and (c) and to Section 2.05, each common share, without par value, of the Company ("Company Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than Company Common Shares held directly or indirectly by the Company ("Treasury Shares"), Dissenters' Shares and Company Common Shares held directly by Parent) will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of fully paid and nonassessable shares of common stock, par value $2.50 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below), together with an equal number of Parent Rights (the "Per Share Stock Consideration"), or (B) the Per Share Cash Consideration. "Exchange Ratio" means $9.00 divided by the Parent Common Stock Value; provided that (x) if the Parent Common Stock Value is less than $21.09, the Exchange Ratio will be 0.4268 for all purposes under this Agreement and (y) if the Parent Common Stock Value is greater than $25.77, the Exchange Ratio shall be 0.3492 for all purposes under this Agreement. "Parent Common Stock Value" means the average closing sale prices for a share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date). The Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Common Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent. "Consideration" means the Per Share Cash Consideration and the Per Share Stock Consideration. "Per Share Cash Consideration" means $9.00 in cash; provided that if Parent makes the Additional Cash Election (as defined below) and either (I) if the Parent Common Stock Value is greater than $25.77, then the Per Share Cash Consideration shall equal $9.00 in cash plus an amount in cash equal to the Additional Cash Percentage (as defined below) of the amount by which the Parent Common Stock Value multiplied by the Exchange Ratio is greater than $9.00 or (II) if the Parent Common Stock Value is less than $21.09, then the Per Share Cash Consideration shall equal $9.00 in cash less an amount in cash equal to the Additional Cash Percentage of the amount by which $9.00 is more than the Parent Common Stock Value multiplied by the Exchange Ratio. "Additional Cash Percentage" means 14.286% if the Stock Percentage (as defined below) is 65%, 25.000% if the Stock Percentage is 60% and 33.333% if the Stock Percentage is 55%.

           (ii)  Each Company Common Share that, immediately prior to the Effective Time of the Merger, is a Treasury Share or is owned directly by Parent will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

          (iii)  At the Effective Time of the Merger, each common share, without par value, of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become a number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the "Surviving Corporation Common Shares") equal to (x) the number of Company Common Shares outstanding immediately prior to the Effective Time of the Merger divided by (y) 1000; provided, however, that to the extent the aggregate number of Surviving Corporation Common Shares into which the common shares of Sub is to be converted pursuant to this Section 2.01(a)(iii) is not a whole number, such number shall be rounded up to the next higher whole number.

        (b)   Subject to the allocation procedures set forth in Section 2.01(c), each record holder of Company Common Shares will be entitled (i) to elect to receive shares of Parent Common Stock and Parent Rights for all of the Company Common Shares ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all of the Company Common Shares ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all of the Company Common Shares ("No-Election Shares") held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Company Common Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will equal as nearly as practicable the Stock Percentage of the total number of Company Common Shares outstanding immediately prior to the Effective Time of the Merger. All such elections (each, an "Election") shall be made on a form designed for that purpose by Parent and reasonably acceptable to the Company (an "Election Form"). Any Company Common Shares for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") will be a bank or trust company in the United States selected by Parent and reasonably acceptable to the Company. "Stock Percentage" means 70%; provided that the Stock Percentage shall mean 65%, 60% or 55% if Parent so elects by written notice delivered to the Company specifying such new Stock Percentage and makes a public announcement of such election in each case not less than ten trading days prior to the date of the Company Shareholders Meeting (the "Additional Cash Election").

        (c)   The allocation among the holders of Company Common Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

            (i)  Number of Stock Election Shares Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Number, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Number, all No-Election Shares will be Stock-Selected No-Election Shares; (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash

  Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration;

           (ii)  Number of Stock Election Shares Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then (A) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Number, and each Converted Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; or

          (iii)  Number of Stock Election Shares Equals the Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) equals the Stock Number, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration and (B) each No-Election Share and Cash Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.

        SECTION 2.02.    Rights as Shareholders; Share Transfers.    At the Effective Time of the Merger, holders of Company Common Shares will cease to be, and will have no rights as, shareholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Common Shares with a record date occurring prior to the Effective Time of the Merger, (b) pursuant to Section 2.03, any cash in lieu of any fractional share of Parent Common Stock and (c) the Consideration provided under this Article II; provided that in the case of holders of Dissenters' Shares, such shareholders shall have the rights described in Section 2.06 in lieu of any rights to the Consideration. After the Effective Time of the Merger, there will be no transfers of Company Common Shares on the share transfer books of the Company or the Surviving Corporation. If, after the Effective Time of the Merger, any certificates formerly representing Company Common Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        SECTION 2.03.    Fractional Shares.    Notwithstanding any other provision in this Agreement, no fractional shares of Parent Common Stock or fractional Parent Rights, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of such fractional share interests to which a holder of Company Common Shares would otherwise be entitled under Section 2.01, Parent shall pay to each such former holder of Company Common Shares otherwise entitled to receive Parent Common Stock under Section 2.01 an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all Company Common Shares held at the Effective Time of the Merger by such holder) would otherwise be entitled by (B) the Parent Common Stock Value.

        SECTION 2.04.    Exchange Procedures.    (a) At the time of mailing of the Joint Proxy Statement to holders of record of Company Common Shares entitled to vote at the Company Shareholders Meeting (including holders of Company Common Shares subject to a transfer restriction or a risk of forfeiture in favor of the Company ("Restricted Shares")), Parent will mail, or cause the Exchange Agent to mail, therewith an Election Form and a letter of transmittal (each in customary form) to each such holder. The Company will use its commercially reasonable best efforts to make the Election Form and the Joint Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and accompanied by the certificates representing all the Company Common Shares ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an eligible organization). The Exchange Agent shall make all computations contemplated by Section 2.01 hereof, and, after the concurrence of the Company (not to be unreasonably withheld), all such computations will be conclusive and binding on the former holders of Company Common Shares absent manifest error. Any Election Form may be revoked, by the holder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.04 for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. Prior to the Effective Time of the Merger, Parent and Sub will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.04.

        (b)   At or prior to the Effective Time of the Merger, Parent will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of holders of Company Common Shares, certificates representing shares of Parent Common Stock and Parent Rights ("New Certificates") and an amount of cash sufficient to deliver to the holders of Company Common Shares (other than Dissenters' Shares) the aggregate Consideration to which such holders are entitled pursuant to Section 2.01, together with all cash and other property to which such holders may be entitled pursuant to Section 2.02 in respect of dividends and distributions (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Time of the Merger with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock or fractional Parent Rights. In addition, from time to time as needed after the Effective Time of the Merger, Parent shall deposit or shall cause to be deposited with the Exchange Agent, for addition to the Exchange Fund, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.03. At the time of such deposit, Parent will irrevocably instruct the Exchange Agent to deliver such Consideration and other cash and property out of the Exchange Fund after the Effective Time of the Merger to the holders of the Company Common Shares (other than Dissenters' Shares) in accordance with this Article II. The Exchange Fund shall not be used for any other purpose.

        (c)   The holder of each Old Certificate, upon the later of the Effective Time of the Merger or the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Consideration into which the Company Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 2.01 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a New Certificate representing Parent Common Stock and Parent Rights is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 2.01, such Parent Common Stock and Parent Rights shall be deemed not outstanding, and such Parent Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, a New Certificate representing the appropriate number of shares of Parent Common Stock and Parent Rights may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock and Parent Rights to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon exchange as contemplated in this Section 2.04(c), the Consideration into which the Company Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any cash payable upon surrender of any Old Certificate.

        (d)   Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any Old Certificate with respect to the shares of Parent Common Stock issuable in exchange therefor under this Article II, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03, until the holder is entitled to receive, in exchange for such Old Certificate pursuant to Section 2.04(c), the Per Share Stock Consideration represented by such Old Certificate. Subject to applicable law, after the holder of any Old Certificate becomes so entitled to receive the Per Share Stock Consideration, there shall be paid to the holder of the New Certificate representing whole shares of Parent Common Stock and Parent Rights issued in exchange for such Old Certificate, without interest, (i) at the time of such exchange, the amount of any cash payable in lieu of a factional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.03 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to the time of such exchange and a payment date subsequent to the time of such exchange payable with respect to such whole shares of Parent Common Stock.

        (f)    Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for twelve months after the Effective Time of the Merger will be returned to Parent. Any holders of Old Certificates who have not theretofore complied with this Article II thereafter shall look only to Parent for, and, subject to Section 2.04(d), Parent shall remain liable for, payment of their claim for Consideration, cash in lieu of any fractional share interests and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect of each Company Common Share represented by such Old Certificates such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

        SECTION 2.05.    Anti-Dilution Adjustments.    Should Parent change (or establish a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock having a record date preceding the Effective Time of the Merger, the Exchange Ratio will be adjusted appropriately to provide to the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction. If any Distribution Date or Business Combination (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement, or any Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event or Triggering Event (each as defined in the Parent Rights Agreement) occurs under the Parent Rights Agreement, in each case at any time during the period from the date of this Agreement to the Effective Time of the Merger, the Company and Parent shall make such adjustment to the Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

        SECTION 2.06.    Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time of the Merger and the holders of which shall have perfected and not withdrawn or lost their dissenters' rights in accordance with Section 1701.85 of the OGCL ("Dissenters' Shares") will be paid for by Parent in accordance with Section 1701.85 of the OGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value of its Company Common Shares under Section 1701.85 of the OGCL, the right of such holder to be paid such fair value of its Company Common Shares shall cease and shall be deemed converted as of the Effective Time of the Merger into the right to receive the Consideration as provided in this Article II. The Company shall give Parent (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 1701.85 of the OGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the OGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

ARTICLE III

Representations and Warranties

        SECTION 3.01.    Representations and Warranties of the Company.    Except as set forth in the Company Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or as otherwise expressly contemplated by this Agreement, the Company represents and warrants to Parent and Sub as follows:

        (a)   Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries (each a "Company Subsidiary") is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects relating to (A) the office products industry in general, (B) general economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of Company Common Shares), (C) the Merger, the announcement of this Agreement or the consummation of any transaction contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism or (E) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement) or (ii) prevent the Company from performing its obligations under this Agreement (a "Company Material Adverse Effect"). The Company has made available to Parent complete and correct copies of its Second Amended and Restated Articles of Incorporation and Code of Regulations, in each case as amended to the date of this Agreement.

        (b)   Company Subsidiaries. Section 3.01(b) of the letter from the Company, dated the date of this Agreement, addressed to Parent (the "Company Disclosure Letter") lists each Company Subsidiary and the ownership or interest therein of the Company. All the outstanding shares of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

        (c)   Capital Structure. The authorized shares of the Company consist of (i) 200,000,000 Company Common Shares, (ii) 100,000,000 serial preferred shares, without par value, of which 1,500,000 shares have been designated as "Series A Participating Cumulative Serial Preferred Shares", without par value (the "Company Series A Preferred Shares") and 2,000,000 shares have been designated as "Series B Serial Preferred Shares", without par value (the "Company Series B Preferred Shares"), and (iii) 10,000,000 voting preference shares, without par value (the "Company Voting Preferred Shares"). The Company Series A Preferred Shares are issuable in connection with the rights to purchase Company Series A Preferred Shares (the "Company Rights") that were issued pursuant to the Rights Agreement dated as of March 17, 2000 (as amended from time to time, the "Company Rights Agreement"), between the Company and First Chicago Trust Company of New York. At the close of business on June 27, 2003: (i) 124,505,032 Company Common Shares were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) there were 10,348,937 Treasury Shares; (iii) options to acquire 18,760,975 Company Common Shares ("Company Employee Share Options") from the Company pursuant to the Amended and Restated Equity-Based Award Plan and any other plan or arrangement (other than the ESPP (as defined below)) providing for the grant of options to service providers (including employees, directors and consultants) to the Company or any Company Subsidiary (the "Company Option Plans") were issued and outstanding; (iv) 2,268,759 Company Common Shares were reserved for issuance pursuant to the Company Director Share Plan (the "DSP"), the Company Amended and Restated Management Share Purchase Plan (the "MSP"), the Company Employee Share Purchase Plan (the "ESPP") and the Company 401(k) Savings Plan (the "CSP" and, together with the DSP, the MSP, the ESPP and the Company Option Plans, the "Company Employee Share Plans"); (v) 1,500,000 Company Series A Preferred Shares were reserved for issuance in connection with the Company Rights; (vi) no Company Series B Preferred Shares were issued and outstanding; and (vii) no Company Voting Preference Shares were issued and outstanding. Except as set forth above, at the close of business on June 27, 2003, no shares or other voting securities of the Company were issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company must vote. Except as set forth above, as of the date of this Agreement there are not any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued shares of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares or other equity interests in, or securities convertible or exchangeable for any shares or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Options. All Company Common Shares that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person other than a Company Subsidiary.

        (d)   Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to the Company's shareholders that they give the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Second Amended and Restated Articles of Incorporation or Code of Regulations of the Company or the comparable organizational documents of any Company Subsidiary, (ii) any contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and the obtaining of the Company Shareholder Approval and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Shareholders Meeting and the Parent Stockholders Meeting (as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (iv) notifications to the NYSE, (v) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (x) as may be required under the laws of any foreign country in which the Company or any Company Subsidiary conducts any business or owns any property or assets or (y) that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (e)   SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 26, 2002 (the "Company SEC Documents"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of the Company filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such Company SEC Document has been modified or superseded by a later filed Company SEC Document. The consolidated financial statements of the Company included in the Company's (i) annual report on Form 10-K for the fiscal year ended January 25, 2003 and (ii) quarterly report on Form 10-Q for the quarterly period ended April 26, 2003, complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or the notes thereto which, individually or in the aggregate, would have a Company Material Adverse Effect. None of the Company Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

        (f)    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Rights in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

        (g)   Absence of Certain Changes or Events. From April 26, 2003 to the date of this Agreement, the Company and the Company Subsidiaries taken as a whole have conducted their business only in the ordinary course, and:

            (i)  there has not been any event, change, effect or development which, individually or in the aggregate, would have a Company Material Adverse Effect;

           (ii)  there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Company;

          (iii)  there has not been any split, combination or reclassification of any shares of the Company or any issuance or authorization of any issuance of any other securities in exchange or in substitution for shares of the Company;

          (iv)  there has not been any issuance of Company Employee Share Options or Restricted Shares of Company Common Stock; and

           (v)  there has not been (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or divisional vice president of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business and consistent with past practice, (B) any granting by the Company or any Company Subsidiary to any such current or former director, officer or divisional vice president of any increase in severance, termination pay or retirement medical benefits, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, severance, change-in-control, termination or indemnification agreement with any such current or former director, officer or divisional vice president.

        (h)   Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would have a Company Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. "Knowledge" of a party shall mean knowledge of its executive officers, after due inquiry.

        (i)    Absence of Changes in Benefit Plans. Since January 25, 2003, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former officer or director of the Company or any Company Subsidiary.

        (j)    Benefit Plan Compliance. Except as would not have a Company Material Adverse Effect, all employee benefit, bonus, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share and vacation plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, "Company Benefit Plans"), are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Company Benefit Plan is subject to Title IV of ERISA. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only material severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically described in Section 3.01(j) of the Company Disclosure Letter. The Company has amended the ESPP to prohibit additional payroll deductions by participants therein after the date hereof.

        (k)   Voting Requirements. The approval and adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares (the "Company Shareholder Approval") is the only vote of the holders of any class or series of shares of the Company necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

        (l)    Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and McDonald Investments Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Complete and correct copies of the Company's engagement letters with Lehman Brothers Inc. and McDonald Investments Inc. regarding the transactions contemplated by this Agreement have previously been furnished to Parent.

        (m)  Opinion of Financial Advisor. The Company has received the opinions of Lehman Brothers Inc. and McDonald Investments Inc., each dated the date of this Agreement, to the effect that, as of such date, the Consideration is fair to the Company's shareholders from a financial point of view.

        (n)   Taxes. (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger, in each case other than such failures to file that would not have a Company Material Adverse Effect. All such Tax Returns are, or will be at the time of filing, true, complete and correct, other than such failures to be true, complete and correct that would not have a Company Material Adverse Effect.

           (ii)  The Company and each Company Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves would not have a Company Material Adverse Effect.

          (iii)  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, in each case other than with respect to such deficiencies or Taxes that would not have a Company Material Adverse Effect. The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1996.

          (iv)  Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

           (v)  Neither the Company nor any Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (c)(1)(A)(ii) of the Code.

          (vi)  For purposes of this Agreement, the following terms shall have the following meanings:

            (A)  "Taxes" shall mean all Federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar law and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

            (B)  "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

        (o)   Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries possess all certificates, franchises, licenses, permits, authorizations and approvals issued to or granted by Governmental Entities (collectively, "Permits") necessary to conduct their respective businesses as such businesses are currently conducted, except for such Permits the lack of possession of which would not have a Company Material Adverse Effect. All such Permits are validly held by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits would not have a Company Material Adverse Effect; and none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, would not have a Company Material Adverse Effect. This Section 3.01(o) shall not apply to ERISA, Taxes or Environmental Law, which are the subject of Sections 3.01(j), 3.01(n) and 3.01(q), respectively.

        (p)   No Excess Parachute Payments. Other than payments that may be made to the persons listed in Section 3.01(p) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        (q)   Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

            (i)  The Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any (A) communication that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company or any Company Subsidiary;

           (ii)  (A) the Company and each Company Subsidiary have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively, "Environmental Permits") necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither the Company nor any Company Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

          (iii)  there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary;

          (iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

           (v)  (A) neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary, and (B) to the Knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

As used in this Agreement: (A) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, investigations, proceedings or notices of violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law; (B) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (C) "Hazardous Materials" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and (D) "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        (r)   Rights Agreements. The Company has taken all necessary action to (i) render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Company Rights Agreement), (y) neither a Distribution Date nor a Business Combination (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement or the Merger and (z) the Company Rights shall expire immediately prior to the Effective Time of the Merger.

        (s)   Labor Matters. There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any Company Subsidiary. As of the date of this

Agreement, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect, since July 1, 2002, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any Company Subsidiary, or (ii) unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect, since July 1, 2002, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the Knowledge of the Company, there has been no effort by any labor organization to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

        (t)    Contracts.

            (i)  As of the date hereof, there are no Contracts to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Company SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, the "Company Material Contracts") which have not been so filed or listed. There are no Contracts to which the Company or any Company Subsidiary is a party or by which they are bound which contain provisions restricting or limiting the Company's or any Company Subsidiary's ability to compete or otherwise engage in specified lines of business, except for any such restrictions or limitations that individually or in the aggregate would not have a Company Material Adverse Effect.

           (ii)  Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any Company Subsidiary or, to the Knowledge of the Company, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate would not have a Company Material Adverse Effect.

        (u)   Real Property.

            (i)  Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Company Material Adverse Effect.

           (ii)  Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate would not have a Company Material Adverse Effect.

        (v)   Intellectual Property.

            (i)  The Company or a Company Subsidiary owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the "Intellectual Property"), used in the business of the Company or a Company Subsidiary as it currently is conducted, except as would not have a Company Material Adverse Effect.

           (ii)  "Software" means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s) and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (iii)  All of the Intellectual Property owned by the Company or a Company Subsidiary is free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Company Material Adverse Effect. None of the Intellectual Property owned by the Company or a Company Subsidiary is owned by or registered in the name of any current or former shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or any Company Subsidiary, nor does any such person have any interest therein or rights thereto, including the right to royalty payments, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect.

          (iv)  Each material item of Software, which is used by the Company or a Company Subsidiary is either: (A) owned by the Company or a Company Subsidiary, (B) currently in the public domain or otherwise available to the Company or a Company Subsidiary, without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or a Company Subsidiary under a written agreement, license or lease from a third party, except as would not have a Company Material Adverse Effect.

        (w)  Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor of or debtor to, any director or employee of the Company or any Company Subsidiary, other than as part of the normal and customary terms of such persons' employment or service with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any transaction or agreement with any director or officer of the Company or any Company Subsidiary except for any such transactions or agreements that individually or in the aggregate would not have a Company Material Adverse Effect.

        SECTION 3.02.    Representations and Warranties of Parent and Sub.    Except as set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed

Parent SEC Documents") or as otherwise expressly contemplated by this Agreement, Parent and Sub represent and warrant to the Company as follows:

        (a)   Organization, Standing and Corporate Power. Each of Parent, Sub and each of Parent's subsidiaries (each a "Parent Subsidiary") is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent, Sub and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects relating to (A) the office products industry in general or other industries in which the Parent operates in general, (B) general economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of shares of Parent Common Stock), (C) the Merger, the announcement of this Agreement or the consummation of any transaction contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism or (E) the failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement) or (ii) prevent Parent or Sub from performing their respective obligations under this Agreement (a "Parent Material Adverse Effect"). Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws, and the Articles of Incorporation and Code of Regulations of Sub, in each case as amended to the date of this Agreement.

        (b)   Parent Subsidiaries. Section 3.02(b) of the letter from Parent, dated the date of this Agreement, addressed to the Company (the "Parent Disclosure Letter") lists each Parent Subsidiary and the ownership or interest therein of Parent. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

        (c)   Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares, without par value, of preferred stock, of which 6,745,347 shares have been designated as Convertible Preferred Stock, Series D ("Parent Series D Preferred Stock"). Parent has issued rights to purchase shares of Parent Common Stock (the "Parent Rights") that were issued pursuant to the Renewed Rights Agreement dated as of September 25, 1997 (as amended from time to time, the "Parent Rights Agreement"), between Parent and First Chicago Trust Company of New York. At the close of business on June 30, 2003: (i) 58,313,553 shares of Parent Common Stock and 4,146,255 shares of Parent Series D Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) 3,331,806 shares of Parent Common Stock were issuable upon the conversion or redemption of the Parent Series D Preferred Stock; (iv) 5,412,710 shares of Parent Common Stock were issuable upon the exercise of the purchase contracts which form a part of Parent's Adjustable Conversion-Rate Equity Security Units ("Parent Units"); and (v) 8,934,167 shares of Parent Common Stock were issuable upon the exercise of outstanding employee or director stock options (the "Parent Employee Stock Options") that were granted pursuant to any stock plan, program or arrangement of Parent or any Parent Subsidiary (the "Parent Employee Stock Plans"). Except as set forth above, at the close of business on June 30, 2003, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Other than the Parent Units, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent must vote. Except as set forth above, as of the date of this Agreement there are not any Options to which Parent or any Parent Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such Options. All shares of Parent Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any person other than a Parent Subsidiary. As of the date of this Agreement, the authorized shares of Sub consist of 1,000 common shares, without par value, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

        (d)   Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Board of Directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to Parent's stockholders that they give the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case by Parent or by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Sub, respectively, enforceable against each such party in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary under, (i) the Certificate of Incorporation and By-laws of Parent, the Articles of Incorporation and Code of Regulations of Sub, or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and the obtaining of the Parent Stockholder Approval and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4, (B) the Joint Proxy Statement and (C) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE, (v) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (x) as may be required under the laws of any foreign country in which Parent or any Parent Subsidiary conducts any business or owns any property or assets or (y) that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (e)   SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2002 (the "Parent SEC Documents"). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules, policy statements and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of Parent filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such Parent SEC Document has been modified or superseded by a later filed Parent SEC Document. The consolidated financial statements of Parent included in Parent's (i) annual report on Form 10-K for the fiscal year ended December 31, 2002 and (ii) quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or the notes thereto which, individually or in the aggregate, would have a Parent Material Adverse Effect. None of the Parent Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

        (f)    Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

        (g)   Absence of Certain Changes or Events. From March 31, 2003, to the date of this Agreement, Parent and the Parent Subsidiaries taken as a whole have conducted their business only in the ordinary course, and:

            (i)  there has not been any event, change, effect or development which, individually or in the aggregate, would have a Parent Material Adverse Effect;

           (ii)  except for regular dividends not in excess of $0.60 per share of Parent Common Stock per annum and $3.31875 per share of Parent Series D Preferred Stock per annum, in each case with customary record and payment dates, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of Parent; and

          (iii)  there has not been any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of capital stock of Parent.

        (h)   Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, would have a Parent Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Parent or any Parent Subsidiary which, individually or in the aggregate, would have a Parent Material Adverse Effect.

        (i)    Absence of Changes in Benefit Plans. Except for such matters that would not have a Parent Material Adverse Effect, since December 31, 2002, there has not been any adoption or amendment in any material respect by Parent or any Parent Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former officer or director of Parent or any Parent Subsidiary.

        (j)    Contracts.

            (i)  As of the date hereof, there are no Contracts to which Parent or any Parent Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Parent SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, the "Parent Material Contracts") which have not been so filed or listed. There are no Contracts to which Parent or any Parent Subsidiary is a party or by which they are bound which contain provisions restricting or limiting Parent's or any Parent Subsidiary's ability to compete or otherwise engage in specified lines of business, except for any such restrictions or limitations that individually or in the aggregate would not have a Parent Material Adverse Effect.

           (ii)  Neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Parent or any Parent Subsidiary or, to the Knowledge of Parent, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate would not have a Parent Material Adverse Effect.

        (k)   Real Property.

            (i)  Each of Parent and the Parent Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Parent Material Adverse Effect. All such properties and assets, other than properties and assets in which Parent or any Parent Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Parent Material Adverse Effect.

           (ii)  Each of Parent and the Parent Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate would not have a Parent Material Adverse Effect.

        (l)    Intellectual Property.

            (i)  Parent or a Parent Subsidiary owns or has the valid right to use all Intellectual Property used in the business of Parent or a Parent Subsidiary as it currently is conducted, except as would not have a Parent Material Adverse Effect.

           (ii)  All of the Intellectual Property owned by Parent or a Parent Subsidiary is free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Parent Material Adverse Effect. None of the Intellectual Property owned by Parent or a Parent Subsidiary is owned by or registered in the name of any current or former shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Parent or any Parent Subsidiary, nor does any such person have any interest therein or rights thereto, including the right to royalty payments, except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect.

          (iii)  Each material item of Software, which is used by Parent or a Parent Subsidiary is either: (A) owned by Parent or a Parent Subsidiary, (B) currently in the public domain or otherwise available to Parent or a Parent Subsidiary, without the need of a license, lease or consent of any third party, or (C) used under rights granted to Parent or a Parent Subsidiary under a written agreement, license or lease from a third party, except as would not have a Parent Material Adverse Effect.

        (m)  Voting Requirements. The approval and adoption of this Agreement by the holders of a majority of a quorum of the outstanding shares of Parent Common Stock and Parent Series D Preferred Stock, voting together as one class (the "Parent Stockholder Approval"), is the only vote of the holders of any class or series of stock of Parent necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

        (n)   Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Complete and correct copies of Parent's engagement letter with Goldman, Sachs & Co. regarding the transactions contemplated by this Agreement have previously been furnished to the Company.

        (o)   Opinion of Financial Advisor. Parent has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Consideration is fair to Parent from a financial point of view.

        (p)   Taxes. (i) Parent and each Parent Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger, in each case other than such failures to file that would not have a Parent Material Adverse Effect. All such Tax Returns are, or will be at the time of filing, true, complete and correct, other than such failures to be true, complete and correct that would not have a Parent Material Adverse Effect.

           (ii)  Parent and each Parent Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves would not have a Parent Material Adverse Effect.

          (iii)  No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, in each case other than with respect to such deficiencies or Taxes that would not have a Parent Material Adverse Effect. The Federal income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1993.

          (iv)  Neither Parent nor any Parent Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

        (q)   Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries possess all Permits necessary to conduct their respective businesses as such businesses are currently conducted, except for such Permits the lack of possession of which would not have a Parent Material Adverse Effect. All such Permits are validly held by Parent or the Parent Subsidiaries, and Parent and the Parent Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits would not have a Parent Material Adverse Effect; and none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate would not have a Parent Material Adverse Effect. This Section 3.02(q) shall not apply to Taxes or Environmental Law, which are the subject of Sections 3.02(p) and 3.02(r), respectively.

        (r)   Environmental Matters. Except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect:

            (i)  Parent and each of the Parent Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (A) communication that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Parent or any Parent Subsidiary;

           (ii)  (A) Parent and each Parent Subsidiary have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither Parent nor any Parent Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

          (iii)  there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any Parent Subsidiary;

          (iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary or against any person whose liabilities for such Environmental Claims Parent or any Parent Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

           (v)  (A) neither Parent nor any Parent Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary, and (B) to the Knowledge of Parent, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims Parent or any Parent Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

        (s)   Rights Agreements. Parent has taken all necessary action, if any, to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. As of the Effective Time of the Merger, the Board of Directors of Parent shall have taken all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common Shares upon consummation of the Merger pursuant to Article II.

        (t)    Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

        (u)   Ownership of Company Securities. Neither Parent nor any Parent Subsidiary beneficially owns or exercises control or direction over, nor do they have any rights to acquire, any Company Common Shares or any other securities of the Company.

        (v)   Capital Resources. Parent will have at the Effective Time of the Merger, sufficient cash to pay the Per Share Cash Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business

        SECTION 4.01.    Conduct of Business.    (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger, except as consented to in writing by Parent, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as it is currently proposed to be conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter, or otherwise approved in writing by Parent (such approval not to be unreasonably withheld or delayed in the case of subsections (iv) through (viii) and, to the extent applicable, subsection (ix)) the Company shall not, and shall not permit any Company Subsidiary to:

            (i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its shares (or make any announcement or other public statement of the intention to declare, set aside or pay any such dividends or make any such other distributions), other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (y) split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or (z) purchase, redeem or otherwise acquire any shares of the Company or shares of any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than purchases in the ordinary course consistent with past practice for distributions pursuant to the CSP, ESPP and the Company's non-qualified deferred compensation plan);

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or make any announcement of the intention to so issue, deliver, sell or grant any such shares, other voting securities, convertible securities, rights, warrants or options (other than (A) as required pursuant to existing agreements with current or former employees, consultants and directors, and Company Benefit Plans (including the Company Employee Share Plans) in effect on the date of this Agreement, (B) contributions and distributions of shares of the Company and rights related to shares of the Company by the Company and the Company Subsidiaries pursuant to Company Benefit Plans (including the Company Employee Share Plans) in the ordinary course of business consistent with past practice, (C) the issuance of Company Common Shares and related rights upon the exercise of Company Employee Share Options outstanding on the date of this Agreement and in accordance with their present terms, (D) the issuance of shares of the Company pursuant to the Company Rights Agreement, (E) the issuance of shares and related rights of the Company pursuant to the DSP to directors as payment for their usual and customary meeting and retainer fees and (F) the grant of up to an additional 200,000 Company Employee Share Options after the date of this Agreement to employees, consultants and directors of the Company and the Company Subsidiaries, and the issuance of Company Common Shares and related rights, upon the exercise thereof;

          (iii)  amend its articles of incorporation, code of regulations or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, code of regulations and other comparable charter or organizational documents (x) required by law or the rules and regulations of the SEC or the NYSE or (y) that do not have an adverse effect on the transactions contemplated by this Agreement;

          (iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets (other than purchases of inventory in the ordinary course of business consistent with past practice), in each case other than (A) any such acquisitions or agreements contemplated by the Company's capital expenditures budget previously provided to Parent by the Company and (B) any such other acquisitions or agreements (not counting any acquisitions or agreements permitted pursuant to clause (A)) with transaction values not in excess of $5,000,000 in the aggregate;

           (v)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any personal property (other than sales of inventory or disposals of obsolete assets in the ordinary course of business consistent with past practice) or real property of the Company other than sales, leases, licenses, mortgages or encumbrances (A) for which the Company or any Company Subsidiary had a reserve as of the date of this Agreement, (B) contemplated by the Company's capital expenditures budget previously provided to Parent by the Company or (C) not having a value in excess of $5,000,000 in the aggregate (not counting the value of any such transaction permitted pursuant to clauses (A) or (B));

          (vi)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in excess of $5,000,000 in the aggregate, except for (1) short-term borrowings incurred in the ordinary course of business consistent with past practice and (2) refinancings of indebtedness existing as of the date of this Agreement, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than to any joint venture of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice or to the Company or any direct or indirect wholly owned Company Subsidiary not in excess of $5,000,000 in the aggregate;

         (vii)  except as provided in this Agreement or pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable to its directors, officers and divisional vice presidents employed on the date hereof other than for increases in compensation that do not result in the aggregate compensation expense of the Company as of the date of this Agreement being increased by more than $1,000,000 on an annualized basis, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or any officer or divisional vice president employed on the date hereof of the Company or any Company Subsidiary (other than in accordance with contracts, plans or arrangements as in effect on the date of this Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or Company Benefit Plan; provided, however, that notwithstanding any other provision of this Agreement, the Company and the Company Subsidiaries may continue to pay bonuses (on such basis and at such levels) consistent with past practice;

        (viii)  without limiting the generality of clause (vii) above, make any amendment to any Company Employee Share Plan as a result of this Agreement or in contemplation of the Merger; or

          (ix)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)   Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, except as consented to in writing by the Company, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as it is currently proposed to be conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(b) of the Parent Disclosure Letter, or otherwise approved in writing by the Company (such approval not to be unreasonably withheld or delayed in the case of subsections (iv) or (v) and, to the extent applicable, subsection (vi)) Parent shall not, and shall not permit any Parent Subsidiary to:

            (i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (or make any announcement or other public statement of the intention to declare, set aside or pay any such dividends or make any such other distributions), other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent and regular annual cash dividends on the Parent Common Stock in an amount not in excess of $0.60 per share per annum and on the Parent Series D Preferred Stock in an amount not in excess of $3.31875 per share per annum, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or make any announcement of the intention to so issue, deliver, sell or grant any such shares, other voting securities, convertible securities, rights, warrants or options (other than (A) as required pursuant to existing agreements with current or former employees, consultants and directors, as in effect on the date of this Agreement or any compensation or employee benefit plan or arrangement of Parent or any Parent Subsidiary (including the Parent Employee Stock Plans), as in effect on the date hereof (each a "Parent Benefit Plan"), (B) contributions and distributions of shares of capital stock of Parent and rights related to shares of capital stock of Parent by Parent and the Parent Subsidiaries pursuant to Parent Benefit Plans (including the Parent Employee Stock Plans) in the ordinary course of business consistent with past practice, (C) the issuance of shares of Parent Common Stock upon the exercise of Parent Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (D) the issuance of shares of capital stock of Parent pursuant to the Parent Rights Agreement, (E) the grant of additional Parent Employee Stock Options in the ordinary course of business consistent with past practice to employees, consultants and directors of Parent and the Parent Subsidiaries, and the issuance of shares of Parent Common Stock upon the exercise thereof and (F) to the extent not otherwise permitted pursuant to any of clauses (A) through (E) above, the issuance of 1,200,000 shares of Parent Common Stock in the aggregate (not counting any shares of Parent Common Stock issued pursuant to any of clauses (A) through (E) above));

          (iii)  amend the Restated Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or Code of Regulations of Sub, except for such amendments to such documents (x) required by law or the rules and regulations of the SEC or the NYSE or (y) that do not have an adverse effect on the transactions contemplated by this Agreement;

          (iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets, in each case other than any such acquisitions or agreements (A) in the ordinary course of business consistent with past practice or (B) in one of Parent's three primary existing line of business with transaction values not in excess of $100,000,000 in the aggregate;

           (v)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any personal property or real property of Parent other than sales, leases, licenses,

  mortgages or encumbrances (A) in the ordinary course of business consistent with past practice or (B) not having transaction values in excess of $100,000,000 in the aggregate; or

          (vi)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (c)   Other Actions. Except as expressly permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any voluntary action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

        (d)   Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of any change or event which, insofar as can reasonably be foreseen, would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        SECTION 4.02.    No Solicitation by the Company.    (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval, the Company may, in response to a Company Takeover Proposal that was not solicited by the Company, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal, in each case only if the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions could result in a Company Superior Proposal. For purposes of this Agreement, "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation or other business combination involving the Company or any Company Significant Subsidiary, (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Shares or (iii) any proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or the Company Subsidiaries representing more than 20% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement. The Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Company Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary, with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, a "Company Significant Subsidiary" means any Company Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        (b)   Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Company Shareholder Approval, (x) in response to a Company Takeover Proposal which was not solicited by the Company, the Board of Directors of the Company may terminate this Agreement and cause the Company to enter into an agreement with respect to any Company Superior Proposal, but only at a time that is after the second day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, and (y) the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Shareholder Approval, but only if and to the extent that the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action could result in a breach of the fiduciary duties of the Company's Board of Directors. The term "Company Superior Proposal" means a Company Takeover Proposal that the Company's Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of such Company Takeover Proposal and this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement.

        (c)   The Company promptly shall advise Parent orally and within 24 hours in writing of the receipt of any Company Takeover Proposal. The Company promptly shall advise Parent of the identity of the person making any such Company Takeover Proposal and of the material terms of any such Company Takeover Proposal and of any changes thereto. The Company promptly shall advise Parent orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

        (d)   Nothing contained in this Section 4.02 or in Sections 5.01 or 5.11 shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company's shareholders if, in the good faith judgment of the Company's Board of Directors after consultation with outside counsel, the failure so to disclose could be inconsistent with its obligations under applicable law.

        SECTION 4.03.    No Solicitation by Parent.    (a) Parent shall not, nor shall it permit any Parent Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Parent Takeover Proposal, (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) provide any non-public information regarding Parent to any third party or engage in any negotiations or substantive discussions in connection with any Parent Takeover Proposal; provided, however, that prior to receipt of the Parent Stockholder Approval, Parent may, in response to a Parent Takeover Proposal that was not solicited by Parent, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Parent Takeover Proposal, in each case only if Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions could result in a Parent Superior Proposal. For purposes of this Agreement, "Parent Takeover Proposal" means (i) any proposal or offer for a merger, consolidation or other business combination involving Parent or any Parent Significant Subsidiary, (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding shares of Parent Common Stock or (iii) any proposal or offer to acquire in any manner, directly or indirectly, assets of Parent or the Parent Subsidiaries representing more than 20% of the consolidated assets of Parent, other than the transactions contemplated by this Agreement. Parent shall, and shall cause each Parent Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Parent, any Parent Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary, with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, a "Parent Significant Subsidiary" means any Parent Subsidiary that constitutes a "significant subsidiary" of Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        (b)   Neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the adoption and approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Parent Stockholder Approval, (x) in response to a Parent Takeover Proposal which was not solicited by Parent, the Board of Directors of Parent may terminate this Agreement and cause Parent to enter into an agreement with respect to any Parent Superior Proposal, but only at a time that is after the second day following Parent's delivery to the Company of written notice advising the Company that the Board of Directors of Parent is prepared to accept a Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal and identifying the person making such Parent Superior Proposal, and (y) the Board of Directors of Parent may withdraw or modify in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval, but only if and to the extent that Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action could result in a breach of the fiduciary duties of Parent's Board of Directors. The term "Parent Superior Proposal" means a Parent Takeover Proposal that Parent's Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of such Parent Takeover Proposal and this Agreement (including any changes to this Agreement proposed by the Company in response to a Parent Takeover Proposal), is more favorable to the stockholders of Parent than the Merger and the other transactions contemplated by this Agreement.

        (c)   Parent promptly shall advise the Company orally and within 24 hours in writing of the receipt of any Parent Takeover Proposal. Parent promptly shall advise the Company of the identity of the person making any such Parent Takeover Proposal and of the material terms of any such Parent Takeover Proposal and of any changes thereto. Parent promptly shall advise the Company orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a Parent Takeover Proposal by such third party.

        (d)   Nothing contained in this Section 4.03 or in Sections 5.01 or 5.11 shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to Parent's stockholders if, in the good faith judgment of Parent's Board of Directors after consultation with outside counsel, the failure so to disclose could be inconsistent with its obligations under applicable law.

ARTICLE V

Additional Agreements

        SECTION 5.01.    Preparation of Form S-4 and the Joint Proxy Statement; Shareholders Meetings.    (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the Company Common Shares, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of shares of Parent Common Stock and Parent Series D Preferred Stock, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock and Parent Rights pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares and rights to acquire Company Common Shares pursuant to the Company Employee Share Plans as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Joint Proxy Statement will be made by the Company or Parent, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to the Company copies of all correspondence and filings with the SEC with respect to the Form S-4 and the Joint Proxy Statement. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to Parent copies of all correspondence and filings with the SEC with respect to the Joint Proxy Statement. If at any time prior to the Effective Time of the Merger any information relating to the Company or Parent, or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in the case of the Joint Proxy Statement, in light of the circumstances under which they were made) not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and the stockholders of Parent.

        (b)   The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval.

        (c)   Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the shares of Parent Common Stock and Parent Series D Preferred Stock (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 4.03(b), Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval.

        SECTION 5.02.    Letter of the Company's Accountants.    The Company shall use reasonable best efforts to cause to be delivered to Parent a letter of KPMG LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.03.    Letter of Parent's Accountants.    Parent shall use reasonable best efforts to cause to be delivered to the Company a letter of KPMG LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.04.    Access to Information; Confidentiality.    Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of April 3, 2003, between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement or the Confidentiality Agreement shall in any way limit any party's ability to consult any tax advisor (including a tax advisor independent from all other entities involved in such transactions) regarding the tax treatment or tax structure of such transactions.

        SECTION 5.05.    Reasonable Best Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above. In connection with and without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (x) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Notwithstanding any provision to the contrary in this Section 5.05, the Company and its

Representatives and Parent and its Representatives shall not be prohibited under this Section 5.05 from taking any action permitted by Section 4.02 or 4.03.

        (b)   Parent agrees not to directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the Company. In furtherance and not in limitation of the other provisions of this Section 5.05, each of Parent and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under laws in foreign jurisdictions governing antitrust or merger control matters (together with the HSR Act, "Antitrust Laws")) with respect to the Merger as promptly as practicable after the date of this Agreement, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws, and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under Antitrust Laws as soon as practicable. Each of Parent and the Company will (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party's reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall cooperate in all respects with the other and use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective subsidiaries or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

        (c)   The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement becoming untrue, unless the failure of any such representation or warranty to be true, individually or in the aggregate, would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 5.06.    Rights Agreements.    (a) The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(r)) requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided in Section 3.01(r) or as requested in writing by Parent, prior to the Company Shareholders Meeting, the Board of Directors of the Company shall not amend the Company Rights Agreement or redeem the Company Rights.

        (b)   The Board of Directors of Parent shall take all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common Shares upon consummation of the Merger pursuant to Article II. Except as requested in writing by the Company, prior to the Parent Stockholders Meeting, the Board of Directors of Parent shall not amend the Parent Rights Agreement or redeem the Parent Rights.

        SECTION 5.07.    Company Employee Share Options; Restricted Shares.    (a) Prior to the Effective Time of the Merger, the Board of Directors of the Company (or if appropriate, any committee administering the Company Employee Share Plans) shall amend the Company Employee Share Plans and adopt such resolutions to:

            (i)  provide that each Company Employee Share Option granted under the Company Employee Share Plans that is outstanding immediately prior to the Effective Time of the Merger (whether vested or unvested) shall be canceled as of the Effective Time of the Merger in exchange for a lump sum cash payment equal to the product of (I) the excess, if any, of $9.00 over the applicable per share exercise price for such Company Employee Share Option and (II) the number of shares of Company Common Stock subject to each Company Employee Share Option;

           (ii)  vest and make fully exercisable or transferable, as the case may be, all Company Employee Share Options and Restricted Shares; and

          (iii)  make such other changes to the Company Employee Share Plans and Company Employee Share Options as it deems appropriate to give effect to the Merger.

        (b)   All cash amounts payable under Section 5.07(a) shall be subject to any required tax withholdings and shall be paid without interest as soon as practicable following the Effective Time of the Merger.

        (c)   Parent and the Company shall take all reasonable steps as may be required to cause the acquisition of Parent Common Stock or dispositions of Company equity securities (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company, or who is or will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC related to Rule 16b-3.

        SECTION 5.08.    Benefit Plans.    (a) Maintenance of Benefits. During the period from the Effective Time of the Merger until December 31, 2004, Parent shall provide, or cause to be provided, to employees of the Company or the Company Subsidiaries (A) salary and incentive opportunities that are each no less favorable than that provided to such employees by the Company or the Company Subsidiaries prior to the Effective Time of the Merger, (B) employee benefits that are no less favorable than those provided to such employees by the Company or the Company Subsidiaries prior to the Effective Time and (C) equity-based or equity-related compensation on a basis no less favorable than that provided to substantially similar employees of Parent or the Parent Subsidiaries who are employed in the Business Solutions division of Parent or the Parent Subsidiaries.

        (b)   Maintenance of Employment Agreements. From and after the Effective Time of the Merger, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect immediately prior to the Effective Time of the Merger) all the Company's employment, retention, severance and termination agreements; provided, that upon the request of Parent the Company shall reasonably cooperate with Parent (i) in Parent's efforts to satisfy retention and integration objectives and (ii) in Parent's efforts to minimize any potential excise taxes.

        (c)   Service. With respect to any benefit plan maintained by Parent or any Parent Subsidiary (including any severance plan or policy) in which employees of the Company or the Company Subsidiaries participate, for all purposes other than for benefit accrual purposes under a defined benefit plan, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary (or any predecessor employer of an employee of the Company or any Company Subsidiary, to the extent service with such predecessor employer is recognized by the Company or the applicable Company Subsidiary) shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

        (d)   Pre-Existing Conditions, Co-Payments and Deductibles. For purposes of each benefit plan of Parent or the Parent Subsidiaries in which employees of the Company or the Company Subsidiaries participate, Parent and the Parent Subsidiaries shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such plans to be waived for employees of the Company and the Company Subsidiaries and their covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Parent and the Parent Subsidiaries). Parent and the Parent Subsidiaries shall give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time of the Merger occurs (or the year in which employees of the Company and the Company Subsidiaries and their dependents commence participation in the benefit plans of Parent and the Parent Subsidiaries, if later) as if there had been a single continuous employer.

        (e)   Notwithstanding anything to the contrary in this Agreement, the Company may, after the date of this Agreement, take all actions necessary or appropriate to implement the programs and arrangements described in Section 5.08(e) of the Company Disclosure Letter without violation of any provision of this Agreement, including Section 4.01.

        SECTION 5.09.    Indemnification.    (a) Parent shall, and shall cause the Surviving Corporation to, jointly and severally, honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time of the Merger to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Second Amended and Restated Articles of Incorporation, Code of Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Second Amended and Restated Articles of Incorporation, Code of Regulations and individual indemnity agreements from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

        (b)   For a period of six years after the Effective Time of the Merger, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time of the Merger; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

        (c)   From and after the Effective Time of the Merger, to the fullest extent permitted by law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time of the Merger in connection with such Indemnified Party's duties as an officer or director of the Company or any Company Subsidiary, including in respect to this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 5.09(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a material breach of this Agreement or (ii) criminal conduct.

        SECTION 5.10.    Fees and Expenses.    Except as provided in Section 7.02, all fees and expenses, including any fees payable to any broker, investment banker, counsel or financial advisor, incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the filing fee under the HSR Act shall be shared equally by Parent and the Company.

        SECTION 5.11.    Public Announcements.    Other than with respect to any action taken pursuant to Section 4.02(b) or 4.03(b), Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the NYSE.

        SECTION 5.12.    Affiliates.    Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit A.

        SECTION 5.13.    NYSE Listing.    Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Company Employee Share Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        SECTION 5.14.    Transfer Taxes.    All stock transfer, share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company out of its own funds.

        SECTION 5.15.    Registration Rights Agreement/Shelf Registration Statement.    Simultaneously with the execution and delivery of this Agreement, Parent has executed and delivered to Shareholder a registration rights agreement (the "Registration Rights Agreement") which provides for a shelf registration statement (the "Shelf Registration Statement") to be filed with the SEC with respect to any shares of Parent Common Stock Shareholder will hold after Closing. Parent shall use reasonable best efforts to cause the Shelf Registration Statement to be declared effective as provided in the Registration Rights Agreement at or prior to Closing.

        SECTION 5.16.    Notice of Labor Issues.    The Company shall promptly notify Parent of any (i) material labor dispute, strike, work stoppage or lockout by or with respect to any group of employees of the Company or any Company Subsidiary, (ii) material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other comparable Governmental Entity or (iii) material effort by any labor organization to organize any group of employees of the Company or any Company Subsidiaries into one or more collective bargaining units, in each case to the extent occurring during the period from after the date of this Agreement until the Effective Time of the Merger.

ARTICLE VI

Conditions Precedent

        SECTION 6.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or its waiver on or prior to the Closing Date of the following conditions:

        (a)   Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

        (b)   NYSE Listing. The shares of Parent Common Stock issuable to the Company's shareholders and employees pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (c)   Antitrust. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any other Antitrust Laws, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

        (d)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (e)   Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the shares of Parent Common Stock and Parent Rights pursuant to this Agreement.

        SECTION 6.02.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing

Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); provided, however, that the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c)   Absence of Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, would have a Company Material Adverse Effect.

        SECTION 6.03.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); provided, however, that the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (b)   Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (c)   Absence of Parent Material Adverse Effect. Except as set forth in the Parent Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, would have a Parent Material Adverse Effect.

        (d)   Shelf Registration Statement. The Shelf Registration Statement shall have been declared effective by the SEC as of the Closing.

ARTICLE VII

Termination, Amendment and Waiver

        SECTION 7.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval:

        (a)   by mutual written consent of Parent, Sub and the Company;

        (b)   by either Parent or the Company:

            (i)  if, at a duly held shareholders meeting of the Company or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained;

           (ii)  if, at a duly held stockholders meeting of Parent or any adjournment thereof at which the Parent Stockholder Approval is voted upon, the Parent Stockholder Approval shall not have been obtained;

          (iii)  if the Merger shall not have been consummated on or before January 31, 2004 (as may be extended pursuant to the proviso below, the "Outside Date"), unless the failure to consummate the Merger is the result of a wilful, material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that (x) the Company may extend such date to March 31, 2004, if at the initial Outside Date the only condition in Sections 6.01 and 6.02 not satisfied or waived by Parent (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 6.01(c) and (y) the Parent may extend such date to March 31, 2004, if at the initial Outside Date the only condition in Sections 6.01 and 6.03 not satisfied or waived by the Company (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 6.01(c);

          (iv)  if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

           (v)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) (in the case of Parent) or Section 6.03(a) or 6.03(b) (in the case of the Company), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

        (c)   by either (i) Parent in the event that any condition to its obligation to effect the Merger set forth in Section 6.02 is not capable of being satisfied prior to the Outside Date, or (ii) the Company in the event that any condition to its obligation to effect the Merger set forth in Section 6.03 is not capable of being satisfied prior to the Outside Date;

        (d)   by the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Company Superior Proposal; provided, however, that (i) such Company Takeover Proposal was not solicited by the Company, (ii) the Company has complied with the second sentence of Section 4.02(b) and (iii) no termination pursuant to this Section 7.01(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.02(a);

        (e)   by Parent, if the Board of Directors of Parent shall have approved, and Parent shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Parent Superior Proposal; provided, however, that (i) such Parent Takeover Proposal was not solicited by Parent, (ii) Parent has complied with the second sentence of Section 4.03(b) and (iii) no termination pursuant to this Section 7.01(e) shall be effective unless Parent shall simultaneously make the payment required by Section 7.02(b);

        (f)    by Parent, if the Company's Board of Directors shall have (i) withdrawn or modified in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Shareholder Approval or (ii) approved or recommended any Company Takeover Proposal; or

        (g)   by the Company, if Parent's Board of Directors shall have (i) withdrawn or modified in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval or (ii) approved or recommended any Parent Takeover Proposal.

        SECTION 7.02.    Effect of Termination.    (a) In the event that (i) any person makes a Company Takeover Proposal that shall not have been withdrawn on the date of the Company Shareholders Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(i) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, such Company Takeover Proposal, (ii) any person makes a Company Takeover Proposal, this Agreement is terminated pursuant to Section 7.01(f) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, such Company Takeover Proposal, (iii) this Agreement is terminated by the Company pursuant to Section 7.01(d) or (iv) this Agreement is terminated by Parent pursuant to Section 7.01(b)(v) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, a Company Takeover Proposal involving any person or an affiliate thereof with whom the Company had negotiations, or to whom the Company provided non-public information, with respect to such Company Takeover Proposal after the date of this Agreement and prior to such termination, then the Company shall pay to Parent a fee of $45,000,000 (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), (ii) or (iv), on the date of the consummation of such Company Takeover Proposal, and in the case of clause (iii), on the date of termination of this Agreement.

        (b)   In the event that (i) any person makes a Parent Takeover Proposal that shall not have been withdrawn on the date of the Parent Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(ii) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, such Parent Takeover Proposal, (ii) any person makes a Parent Takeover Proposal, this Agreement is terminated pursuant to Section 7.01(g) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, such Parent Takeover Proposal, (iii) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (iv) this Agreement is terminated by the Company pursuant to Section 7.01(b)(v) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, a Parent Takeover Proposal involving any person or an affiliate thereof with whom Parent had negotiations, or to whom Parent provided non-public information, with respect to such Parent Takeover Proposal after the date of this Agreement and prior to such termination, then Parent shall pay to the Company the Termination Fee, which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), (ii) or (iv), on the date of the consummation of such Parent Takeover Proposal, and in the case of clause (iii), on the date of termination of this Agreement.

        (c)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the second sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation or warranty set forth in this Agreement or from the material breach by a party of any covenant set forth in this Agreement.

        SECTION 7.03.    Amendment.    This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Parent Stockholder Approval; provided, however, that after such approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without the further approval of such shareholders or stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.04.    Extension; Waiver.    At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 7.05.    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.04, the duly authorized designee of its Board of Directors.

ARTICLE VIII

General Provisions

        SECTION 8.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

        SECTION 8.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to
Boise Cascade Corporation 1111 West Jefferson Street P.O. Box 50 Boise, Idaho 83728
	Phone:	(208) 384-7704
	Fax:	(208) 384-4912
	Attention:	John W. Holleran Senior Vice President and General Counsel
with a copy to:
Bell, Boyd & Lloyd LLC 70 West Madison Street Chicago, Illinois 60602
	Phone:	(312) 807-4306
	Fax:	(312) 827-8048
Attention: John H. Bitner, Esq.

(b)	if to the Company, to
OfficeMax, Inc. 3605 Warrensville Center Road Shaker Heights, Ohio 44122
	Phone:	(216) 471-3438
	Fax:	(216) 471-3407
	Attention:	General Counsel
with a copy to:
Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019
	Phone:	(212) 474-1000
	Fax:	(212) 474-3700
	Attention:	Thomas E. Dunn, Esq.

        SECTION 8.03.    Definitions.    For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Shareholder" means Michael Feuer.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 8.04.    Interpretation.    When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        SECTION 8.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.07.    Entire Agreement; Third-Party Beneficiaries.    This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.07, 5.08(b), 5.08(c), 5.08(d) and 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 8.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any domestic direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub to perform its obligations hereunder.

        SECTION 8.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or in Illinois state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Illinois or an Illinois state court.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BOISE CASCADE CORPORATION,
by
Name:
Title:
CHALLIS CORPORATION,
by
Name:
Title:
OFFICEMAX, INC.,
by
Name:
Title:

EXHIBIT A
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

        The undersigned, a holder of common shares, without par value ("Company Common Shares"), of OfficeMax, Inc., an Ohio corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of July 13, 2003 among Boise Cascade Corporation, a Delaware corporation ("Parent"), Challis Corporation, an Ohio corporation and a direct, wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive shares of common stock of Parent ("Parent Common Stock").

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any Company Common Shares in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required, except pursuant to the Registration Rights Agreement, to file or maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

        The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for Company Common Shares in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

        In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

        Parent covenants that it will comply with the informational requirements under the Rule 144(c), or any successor provision thereto, and will take all such other actions as may be reasonably available to it to permit the sale or other disposition of shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                                                                             Very truly yours,

Dated:

2

ANNEX I
TO EXHIBIT A

[Name]

[Date]

        On [    •    ], the undersigned sold the securities of Boise Cascade Corporation ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Challis Corporation, an Ohio corporation, with and into OfficeMax, Inc., an Ohio corporation.

        Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                                                             Very truly yours,

[Space to be provided for description of the Securities]